As filed with the Securities and Exchange Commission on May 27, 2009.

Registration No.  [ ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_____________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________
MORGAN STANLEY
(Exact name of registrant as specified in its charter)

Delaware		36-3145972
(State or other jurisdiction of		(I.R.S. Employer
incorporation or organization)		Identification No.)

1585 Broadway
New York, NY 10036
(Address of principal executive offices, including zip code)

Morgan Stanley Compensation Incentive Plan

Morgan Stanley Investment Management Alignment Plan

 (Full title of the plans)

Martin M. Cohen, Esq.
Vice President, Counsel and
Assistant Secretary
Morgan Stanley
1585 Broadway
New York, New York 10036
(212) 761-4000
 (Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Obligation	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations under the Morgan Stanley Compensation Incentive Plan	$100,000,000	100%	$100,000,000	$5,580
Deferred Compensation Obligations under the Morgan Stanley Investment Management Alignment Plan	$50,000,000	100%	$50,000,000	$2,790

(1)
The Deferred Compensation Obligations under the Morgan Stanley Compensation Incentive Plan (“MSCIP”) and the Morgan Stanley Investment Management Alignment Plan (“IMAP”) are unsecured obligations of Morgan Stanley (the “Registrant”) to pay deferred compensation in the future in accordance with the terms of the MSCIP or the IMAP, as applicable.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                    Plan Information.*

Item 2.                    Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

 PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”), are incorporated as of their respective dates in this registration statement on Form S-8 (this “Registration Statement”) by reference:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended November 30, 2008 (the “Form 10-K”);

(b)  the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009; and

(c) the Registrant’s Current Reports on Form 8-K dated December 5, 2008, December 17, 2008, December 19, 2008, January 6, 2009, January 14, 2009, January 16, 2009, February 11, 2009, March 10, 2009, April 22, 2009, April 29, 2009, May 8, 2009 and May 22, 2009.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Under the MSCIP and the IMAP (the “Plans”), the Registrant may provide eligible employees with awards of deferred cash compensation or with the opportunity to agree to the deferral of a specified percentage of their cash or long-term incentive compensation. The obligations of the Registrant under a Plan (the “Obligations”) to a participating employee (a “Participant”) represents at all times an unfunded, contingent and unsecured contractual obligation of the Registrant to pay the Obligations in the future in accordance with the terms of the applicable Plan.  Each Participant is an unsecured general creditor of the Registrant with respect to all Obligations and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.  In addition, the rights of Participants in the Plans are subject to the prior claims of creditors of the Registrant’s subsidiaries.  Obligations shall be satisfied solely out of the general assets of the Registrant, subject to the claims of its creditors.  A Participant will not have any interest in any fund or in any specific asset of the Registrant of any kind by reason of any amount credited to the Participant under a Plan, nor will a Participant have any right to receive any distribution under a Plan except as, and to the extent, expressly provided in the applicable Plan document or the award certificate evidencing the Obligation.  The Registrant will not segregate any funds or assets to provide for the Obligations or issue any notes or securities for the payment thereof.

The amount of compensation to be awarded to or deferred by each Participant will be determined in accordance with the terms of the applicable Plan. Each Obligation will be payable on a date in the future in accordance with the terms of the applicable Plan. The Obligations will be indexed to one or more notional investment options available under the applicable Plan. Each Participant’s Obligation will be adjusted to reflect the investment experience, whether positive or negative, and the fees and costs of the selected notional investment options, including any appreciation or depreciation and any applicable Plan administration fees. The value of Obligations held by a Participant is subject to risk at all times based upon the performance of the notional investment options and based upon currency fluctuation.  Unless the administrator of the applicable Plan determines otherwise in its sole discretion, all payments under a Plan to a Participant shall be made in the Participant’s local currency.

The administrator of the applicable Plan will determine the vesting schedule, as well as any other restrictions, applicable to the Obligations held by a Participant (which may include, without limitation, the effects of termination of employment and cancellation of the Obligations under specified circumstances).  The administrator may also establish other terms and conditions applicable to the Obligations, including, without limitation, the consequences of a Participant’s death.

A Participant may not assign, sell, garnish, transfer, pledge or encumber the Participant’s interests in the Plan, except by a written designation of a beneficiary under the applicable Plan, by written will or by the laws of descent and distribution.  This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise.  During a Participant’s lifetime, payments under a Plan shall be made only to the Participant.  The Obligations are not convertible into another security of the Registrant.  The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant.  No trustee has been appointed having the authority to take action with respect to the Obligations.

The Registrant reserves the right to alter, amend or modify the Plan, any program under the Plan or any of the award documents under the Plan at any time in its sole discretion.  The Registrant may not amend or modify the Plan in a manner that would materially impair a Participant’s rights, if any, in the Participant’s Obligations without the Participant’s consent; provided, however, that the Registrant may, without a Participant’s consent, amend or modify the Plan in any manner that the Registrant considers necessary or advisable to comply with any applicable law, regulation, ruling, judicial decision, accounting standards, regulatory guidance or other legal requirement or to ensure that neither the entirety nor any part of a Participant’s Obligations is subject to United States federal, state or local income tax or any equivalent taxes in territories outside the United States prior to payment or to any interest or penalty tax.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Article VIII of the Amended and Restated Certificate of Incorporation of the Registrant (“Certificate of Incorporation”) and Section 6.07 of the Amended and Restated Bylaws of the Registrant (“Bylaws”), each as amended to date, provide for the indemnification of the Registrant’s directors and officers. The Certificate of Incorporation provides that any person who is or was a director or officer of the Registrant shall be indemnified by the Registrant to the fullest extent permitted from time to time by applicable law. In addition, the Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any manner in any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Registrant or a director or elected officer of any entity, a majority of the capital stock (other than directors’ qualifying shares) of which is owned directly or indirectly by the Registrant (a “Subsidiary”) shall be indemnified and held harmless by the Registrant to the fullest extent permitted by applicable law. The right to indemnification under the Bylaws includes the right to be paid the expenses incurred in defending a proceeding in advance of its final disposition upon receipt (unless the Registrant upon authorization of the Board of Directors waives said requirement to the extent permitted by applicable law) of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant.  Both the Certificate of Incorporation and the Bylaws provide that the Registrant shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by the Certificate of Incorporation or Bylaws or otherwise by the Registrant.

Pursuant to the Bylaws, the indemnification and the advancement of expenses incurred in defending a proceeding prior to its final disposition provided by, or granted pursuant to, the applicable Bylaw shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, other provision of the Bylaws, agreement, vote of stockholders or Disinterested Directors (as defined in the Bylaws) or otherwise.

The Registrant’s Bylaws also provide that the Registrant may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Registrant the expenses incurred in defending any proceeding in advance of its final disposition, to any person who is or was an employee or agent (other than a director or officer) of the Registrant or a Subsidiary and to any person who is or was serving at the request of the Registrant or a Subsidiary as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Registrant or a Subsidiary, to the fullest extent as the Bylaws provide with respect to indemnification of, and advancement of expenses for, directors and officers of the Registrant.

Under the Bylaws, the Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, partner, member, employee or agent of the Registrant or a Subsidiary, or of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against any expense, liability or loss whether or not the Registrant would have the power to indemnify that person against that expense, liability or loss under the provisions of applicable law.

The Registrant has in effect insurance policies in the amount of $350 million for directors’ and officers’ liability insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See attached Exhibit list.

Item 9.	Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)          to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)         to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)          That, for the purpose of determining any liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on this 27th day of May, 2009.

MORGAN STANLEY (Registrant)

By:	/s/ John J. Mack
	Name:	John J. Mack
	Title:	Chairman of the Board and Chief
Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Martin M. Cohen, Jeanne Greeley O’Regan, Anna Xanthos and W. Gary Beeson and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirement of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of Registrant and in the capacities indicated as of this 27th day of May, 2009.

Signature	Title
/s/ John J. Mack	Chairman of the Board and Chief Executive Officer
John J. Mack
/s/ Colm Kelleher	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Colm Kelleher
/s/ Paul C. Wirth	Controller and Principal Accounting Officer
Paul C. Wirth
/s/ Roy J. Bostock	Director
Roy J. Bostock
/s/ Erskine B. Bowles	Director
Erskine B. Bowles

Signature	Title
/s/ Howard J. Davies	Director
Howard J. Davies
/s/ Nobuyuki Hirano	Director
Nobuyuki Hirano
/s/ C. Robert Kidder	Director
C. Robert Kidder
/s/ Donald T. Nicolaisen	Director
Donald T. Nicolaisen
/s/ Charles H. Noski	Director
Charles H. Noski
/s/ Hutham S. Olayan	Director
Hutham S. Olayan
/s/ Charles E. Phillips, Jr.	Director
Charles E. Phillips, Jr.
/s/ O. Griffith Sexton	Director
O. Griffith Sexton
/s/ Laura D. Tyson	Director
Laura D. Tyson

EXHIBIT INDEX

Certain of the following exhibits, as indicated parenthetically, were previously filed as exhibits to reports filed by Morgan Stanley under the Exchange Act and are hereby incorporated by reference to such reports. Morgan Stanley’s Exchange Act file number is 1-11758.

Number	Title of Exhibit

4.1	Morgan Stanley Compensation Incentive Plan (Exhibit 10.54 to Morgan Stanley’s Annual Report on Form 10-K for the fiscal year ended November 30, 2008).

4.2*	Morgan Stanley Investment Management Alignment Plan.

4.3	Amended and Restated Certificate of Incorporation of Morgan Stanley, as amended to date (Exhibit 3.1 to Morgan Stanley’s Current Report on Form 8-K dated April 8, 2008).

4.4	Amended and Restated Bylaws of Morgan Stanley, as amended to date (Exhibit 3 to Morgan Stanley’s Current Report on Form 8-K dated September 16, 2008).

5*	Opinion of Shearman & Sterling LLP regarding the validity of the securities being registered.

15*	Letter of Awareness from Deloitte & Touche LLP.

23.1*	Consent of Shearman & Sterling LLP (included in Exhibit 5).

23.2*	Consent of Deloitte & Touche LLP.

24*	Powers of Attorney (included on signature page).

*	Filed herewith.